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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Newell Rubbermaid Inc.

(Name of Registrant as Specified In Its Charter)

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The following letter is intended to be first released by Newell Rubbermaid Inc. (the “Company”) to certain stockholders of the Company on April 18, 2007:

[Newell Rubbermaid Inc. Letterhead]

Dear ______________:
It was a distinct pleasure discussing with you the election of Directors at our upcoming annual meeting of Shareholders. I much appreciate the thoughtfulness that you are bringing to your decision making process. I hope our conversation was helpful to you.
As we discussed:
•	At the present juncture of our Company’s efforts to strategically restructure, we believe that the decision to retain our classified Board is in the best interest of our shareholders;

•	This decision was made in the context of a Board which has eleven entirely independent Directors out of twelve;

•	The Company’s overall governance structure has earned the Company high ratings from ISS;

•	In October 2005, the Board replaced its CEO and has since elected a 30-year veteran of Procter & Gamble who has added great focus and leadership to the Company as evidenced by a Shareholder return of over 25% in 2006; and

•	We continue to attract talented, independent individuals, such as the recently elected Michael Todman, to our Board. In addition to Mr. Todman, we have added Tom Clarke of Nike, Ray Viault of General Mills, Mike Cowhig of Gillette, Steve Strobel of Motorola and Mark Ketchum of Procter & Gamble since 2002.
We would hope that you would see fit to vote for all of our Directors who are standing for election and not withhold your vote.
I very much appreciate your time and thank you for your consideration.
With best regards,

William D. Marohn
Chairman of the Board

cc: ___________________________

The following discussion points were furnished to the Chief Executive Officer and the Chairman of the Board of Directors of Newell Rubbermaid Inc. (the “Company”) by the Company’s management on April 17, 2007 for their use in connection with the personal solicitation of certain stockholders:
•	This year, we have four directors up for re-election, and your vote for these directors is very important to us.

•	At the present time, given the progress being made on the company’s strategic restructuring plan, we believe that our classified board, and the incremental stability it provides to the company’s leadership, remains in the best interests of shareholders.

•	Eleven of our 12 current directors, including the non-executive chairman, are fully independent and have distinguished resumes and careers separate from the company.

•	The company’s governance structure overall has earned the company high ratings from ISS. We also terminated our shareholder rights plan, or poison pill, in 2006.

•	This board displayed its ability to operate independently from management when it reached agreement with the company’s former CEO (Joe Galli) on the termination of his employment in 2005.

•	In early 2006 Mark Ketchum was elected CEO of the company, having served as interim CEO beginning in October 2005. He brings over 30 years of experience from Procter & Gamble and has added great focus, direction and leadership to the Company. The Company enjoyed a shareholder return of over 25% in 2006, and the future looks bright.

•	We continue to attract talented, independent individuals, such as Michael Todman, to our board. In addition to Mr. Todman, we have added Tom Clarke of Nike, Ray Viault of General Mills, Mike Cowhig of Gillette, Steve Strobel of Motorola and Mark Ketchum of Procter & Gamble since 2002.

•	We would hope that you would see fit to vote for all of our directors who are standing for election and not withhold your vote.